EXHIBIT 16

[Letterhead of Sherman, Barber & Mullikin,
A Professional Corporation]

June 22, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the section captioned “Change in Accountants” in the Registration Statement on Form S-1 filed by West End Indiana Bancshares, Inc., the proposed holding company of our former client West End Bank, S.B. and its mutual holding company, West End Bank, MHC, and are in agreement with the statements concerning our firm contained therein.

Very truly yours,

/s/ Sherman, Barber & Mullikin

Sherman, Barber & Mullikin,
A Professional Corporation